Exhibit 2.10

AMENDMENT NO. 3
TO THE
PARTNERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDMENT NO. 3 TO THE PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), dated as of February 27, 2009, is entered into by and among Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Buyer”) for itself and as successor in interest to Millennium Midstream Partners, L.P., a Delaware limited partnership (“MMP”), and each owner of the partnership interests of MMP prior to the sale to Buyer (“Sellers”).  Defined terms used herein, but not otherwise defined, shall have such meanings as are set forth in the Purchase Agreement (defined below) and, unless the context otherwise indicates, references to “Sections” shall refer to Sections of the Purchase Agreement.

RECITALS:

WHEREAS, reference is herein made to that certain Partnership Interest Purchase Agreement by and among MMP, Sellers and Buyer dated September 11, 2008, as amended by that certain Amendment No. 1 dated October 1, 2008 and Amendment No. 2 dated February 9, 2009 (the “Purchase Agreement”);

WHEREAS, Sellers and Buyer wish to amend the Purchase Agreement as necessary to extend the time period for Sellers to respond to Buyer’s proposed adjustments to the Purchase Price; and;

WHEREAS, MMP, Sellers and Buyer, who constitute all of the parties to the Purchase Agreement, desire to amend the Purchase Agreement as set forth herein in accordance with Section 11.8 of the Purchase Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MMP, Sellers and Buyer hereby agree as follows:

1.           Amendment to Purchase Agreement.

(i)
Section 2.4 of the Purchase Agreement is hereby amended to extend the period of time for Sellers to respond to all of Buyer’s proposed adjustments to the Purchase Price pursuant to Sections 2.3 and 2.4 until March 6, 2009.

2.           Additional Assurances.  MMP, Sellers, and Buyer agree to take additional actions and execute any additional documents or instruments as reasonably necessary to carry out the foregoing amendments.

3.           Ratification.  The Purchase Agreement, as hereby amended, is ratified and confirmed in all respects and shall continue in full force and effect in all respects in its original form, except as modified and amended hereby.

4.           Governing Law.   This Amendment is governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of Laws principles.  The Parties hereto agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Amendment or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Amendment.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Amendment or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the Parties hereto agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Amendment shall be binding.  To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Amendment and (ii) submits to the personal jurisdiction of any court described above.  THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AMENDMENT.

5.           Counterparts.  This Amendment may be executed in multiple counterparts, each of which when so executed shall be deemed an original and all of which shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to the Partnership Interest Purchase Agreement as of the day and year first above written.

MME UNIT HOLDINGS, LLC

By:	/s/ John O’Shea, Jr.
Name:	John O’Shea, Jr.
Title:	Manager

MMP GP, LLC

By:	/s/ John O’Shea, Jr.
Name:	John O’Shea, Jr.
Title:	Manager

By:	/s/ John O’Shea, Jr.
Name:	John O’Shea, Jr.
as Sellers’ Representative

Signature Page to Amendment No. 3 to Partnership Interest Purchase Agreement

WFC HOLDINGS CORPORATION

By:	/s/ Gilbert Shen
Name:	Gilbert Shen
Title:	Vice President

Signature Page to Amendment No. 3 to Partnership Interest Purchase Agreement

TORTOISE CAPITAL RESOURCES CORPORATION

By:	/s/ Ed Russell
Name:	Ed Russell
Title:	President

Signature Page to Amendment No. 3 to Partnership Interest Purchase Agreement

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

By:	/s/ James C. Baker
Name:	James C. Baker
Title:	Executive Vice President

Signature Page to Amendment No. 3 to Partnership Interest Purchase Agreement

EAGLE ROCK ENERGY PARTNERS, L.P.

By:	Eagle Rock Energy GP, L.P., its General Partner

By:	Eagle Rock Energy G&P, LLC, its General Partner

By:           /s/ Alfredo Garcia
Name:    Alfredo Garcia
Title: Senior Vice President, Corporate Development

Signature Page to Amendment No. 3 to Partnership Interest Purchase Agreement